Exhibit 14.1
IDLEAIRE TECHNOLOGIES CORPORATION
CODE OF BUSINESS CONDUCT
TABLE OF CONTENTS

A. Introduction	2
B. Applicability	2
C. Overview	2
D. Compliance with Laws, Rules, and Regulations	3
E. Protection and Proper Use of Company Assets	3
F. Accounting and Financial Reporting	4
G. Confidential and Proprietary Information	4
H. Corporate Data Security	5
I. Conflicts of Interest	5
J. Gifts to Government Employees	7
K. Foreign Corrupt Practices	7
L. Corporate Opportunities	7
M. Insider Trading	7
N. Unfair Business Practices	8
O. Improper Influence	8
P. Fair and Lawful Competitive Practices	8
Q. Political Contributions	8
R. Discrimination in Hiring	9
S. Harassment	9
T. Safety	9
U. Workplace Violence	10
V. Waivers of Code	10
W. Compliance and Enforcement	10

IDLEAIRE TECHNOLOGIES CORPORATION
CODE OF BUSINESS CONDUCT
A. Introduction

IdleAire’s Code of Business Conduct reflects the Company’s culture, a culture that supports and demands proper business conduct and serves as a guide for our directors, officers, and employees in their daily activities. In all of our business practices, we are committed to the highest ethical standards. As a result, IdleAire has a strong reputation for integrity with its customers, business partners, shareholders and its own employees.
We expect all of our directors, officers, and employees to conduct themselves in a manner that reflects IdleAire’s commitment to truth, ethical behavior, and compliance with the law. Every director, officer, and employee is held accountable for complying with our Code of Business Conduct. Strong corporate ethics can only be built on a foundation of strong personal integrity.
We are dedicated to ensuring the accuracy of our financial reporting, our public statements and all other documentation that we prepare both internally and externally. We have strict policies prohibiting activities that conflict with the interests of IdleAire, our shareholders and our ability to provide unsurpassed service to our customers. As IdleAire continues to grow and develop, we will continue to set the industry standard for excellence and integrity.
B. Applicability
This Code of Business Conduct applies to all IdleAire officers and other employees and also to the members of the Company’s Board of Directors while acting in their capacity as directors. It also applies to consultants, sales representatives, independent contractors, contract workers and other third parties when they act on behalf of the Company. This Code does not replace the IdleAire Employee Handbook, but expands on those portions of the Handbook that deal with employee conduct and ethics.
C. Overview
Ethical conduct and legal compliance are the foundation for our position of industry leadership. IdleAire requires that each employee, officer, and director exhibit a high level of personal integrity in the performance of their duties and obligations to the Company, and when interacting with IdleAire customers, business partners, shareholders, and each other. The conduct of our directors, officers, and employees should always be governed by honesty, common sense, and good judgment.

As a condition of employment, each officer and employee is expected to comply with this Code of Business Conduct and will be held accountable if they fail to do so. Any violation of this Code, or any conduct that violates any law, rule, regulation, or ethical or professional norm, is subject to disciplinary action, up to and including termination of employment. Directors, officers, and employees are also expected to cooperate fully with company audits or investigations and to answer all questions fully and truthfully. It is a violation of Company policy to intimidate or impose any form of retaliation on any employee who, in good faith, reports any actual or suspected legal, ethical, or policy violation.
This Code provides the standards of conduct that guide all directors, officers, and employees of IdleAire. All of our directors, officers, and employees must conduct themselves appropriately and seek to avoid even so much as the appearance of improper behavior. Our Code of Business Conduct serves as the benchmark by which each of our daily business decisions should be measured and lies at the very core of the IdleAire way of doing business.
D. Compliance with Laws, Rules, and Regulations

All IdleAire directors, officers and employees are required to comply with the form and spirit of all applicable federal, state, local and other laws, rules and regulations. Our goal is not to merely comply with the laws and regulations that apply to our business but to strive to abide by the highest ethical standards. Although employees are not expected to know the details of all laws that apply to the Company’s business, it is important for each employee to be aware, generally, of the types of laws and legal restrictions which relate to their areas of work, and to know enough to seek advice from appropriate personnel.
E. Protection and Proper Use of Company Assets
All employees have an obligation to protect IdleAire’s assets and ensure that those assets are efficiently used. IdleAire’s assets must only be used for legitimate business purposes. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of misuse, unauthorized use or theft of Company property should be reported immediately for investigation. Our obligation to safeguard Company assets includes intellectual property and proprietary information. Proprietary information includes such things as trade secrets, patents, trademarks, business and marketing plans, databases, salary and other employee information and unpublished financial data. Unauthorized use or distribution of this information violates this Code of Business Conduct, and may further subject a violator to civil or even criminal penalties.

F. Accounting and Financial Reporting
We are committed to ensuring that all business-related information is recorded and reported accurately, honestly and in a timely manner. Directors, officers, and employees must ensure that information is reported truthfully and correctly, and also exercise diligence in ensuring that reported information is organized in a way that is understandable and does not mislead or misinform. Our policy relating to accuracy of Company records extends to all records including financial statements, documents and servicing records prepared on behalf of our partners, and information provided to government agencies.
Nowhere is IdleAire’s commitment to ethical standards more evident than in how we communicate our financial position and operational results. We strive to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that we present to the Securities and Exchange Commission and other public communications. IdleAire personnel who prepare financial reports must exercise the highest diligence in ensuring that IdleAire financial and other reports contain no false or misleading statements.
Any employee who becomes aware of inaccurate recording of information, questionable accounting procedures or any other possible failure in our compliance with this policy should notify the Company through the procedures set forth in the Compliance and Enforcement section of this Code.
G. Confidential and Proprietary Information
IdleAire possesses sensitive and confidential information about our customers, business partners and the Company itself. All directors, officers and employees have a duty to protect such information against disclosure unless disclosure is authorized and within the law.
IdleAire is committed to safeguarding all confidential personal information entrusted to us by our customers, including information gathered through account information and information exchanged through the Company’s Web sites.
Similarly, IdleAire’s directors, officers, and employees may be exposed to proprietary or confidential information about a business partner. IdleAire directors, officers, and employees accept responsibility for maintaining the confidentiality of confidential business partner information, neither using it for personal gain nor disclosing the information to others without proper authorization.

Finally, IdleAire directors, officers, and employees may be privy to sensitive and confidential information about their fellow employees or IdleAire as a whole. Access to and use of confidential information regarding IdleAire employees is limited to departments and employees who have a need to know and use this information. Other employees have no need for this information and should not be in possession of it. It is our policy that disclosure of any employee information to unauthorized persons, or the discussion of this information between any employees or outside parties, is strictly prohibited.
H. Corporate Data Security

All information collected, created, processed or maintained in the course of the Company’s business must be protected from loss and unauthorized use, alteration or disclosure. All information and records are protected by appropriate safeguards, with access limited to employees whose positions require them to have access to the information. Each officer, director or employee who has been given access to Company information and records is responsible for safeguarding it, and in adhering to this Code in their use of the information.
I. Conflicts of Interest

We all have many activities in our lives outside the Company. A “conflict of interest” arises when a personal, social, financial or political activity has the potential of interfering with our loyalty and objectivity to the Company. Actual conflicts must be avoided, but even the appearance of a conflict of interest can be harmful. Each director, officer, and employee has a responsibility to ensure that their personal interests do not interfere with the effective performance of their jobs with IdleAire. We expect everyone to act in the best interest of the Company, its customers, business partners and shareholders at all times.
Conflicts of interest are not always easy clear-cut, or easy to anticipate. Some of the more common situations that constitute, or may present, a conflict of interest are as follows:
•	Ownership of a material interest in a competitor

•	Ownership of a material interest in a company which does business with IdleAire

•	Outside employment without Company approval

•	Outside employment that interferes with the effective performance of your duties with IdleAire

•	Accepting gifts, favors or benefits from a company which does business, or wants to do business, with IdleAire

•	Use of Company property, contacts or personnel for personal purposes

•	Being in a direct line or reporting with a family member or friend

•	Having a family member employed by a company which does business with IdleAire
No director, officer, or employee may represent IdleAire in any transaction with a person or an entity in which the director, officer or employee or their spouse, children, and other family member or personal acquaintance have a direct or indirect interest, or from which the director, officer, employee, or a family member of personal acquaintance may derive an improper personal benefit.
Among other things, you are prohibited from:
•	Personally benefiting from opportunities discovered through the use of Company property, contacts, information or position.

•	Accepting employment or engaging in a business (including consulting work) while employed by the Company that may conflict or interfere with the performance of your duties with IdleAire.

•	Soliciting, demanding, or accepting anything of value from any person or company with whom the Company conducts business.
Under limited circumstances, such as those described below, it is permissible to accept gifts or derive personal benefit of nominal value from a person or company with whom IdleAire has an existing or potential business relationship:
•	In connection with a commonly recognized event or occasion (such as a promotion, wedding, new job, holiday, etc);

•	Acceptance of an award in recognition of service and accomplishment;

•	Acceptance of something of value if the benefit is available to the general public under the same circumstances or conditions on which it was made available to you;

•	Accepting meals, refreshments and entertainment of in the course of a meeting or other occasion, to foster business relations.
A benefit is of “nominal value” if its value is such that a reasonable person would not believe that receiving it would impact your judgment or compromise your ability to act solely in the best interests of IdleAire in matters involving the person or company from whom it was received.
A violation of this policy is considered a serious offense, and may result in immediate termination. If you have any question regarding whether a personal situation or relationship constitutes an actual or potential conflict of interest, you should contact the appropriate person identified in the Compliance and Enforcement Section for guidance and instructions.

J. Gifts to Government Employees

Employees must be especially careful regarding gifts when dealing with government employees and officials. Many governmental agencies prohibit their representatives from receiving gratuities of any value, including meals and entertainment. Any employee who offers or receives anything of value from a governmental official will be immediately terminated, and reported to the proper authorities.
K. Foreign Corrupt Practices

The United States Foreign Corrupt Practices Act, along with the laws of other countries, prohibits the making of bribes to foreign governmental officials. You are prohibited from directly or indirectly authorizing, offering, promising or giving anything of value to a representative of a foreign government official as a means of influencing the representative to facilitate any IdleAire business interest.
L. Corporate Opportunities

All employees owe a duty to IdleAire to advance the Company’s business interests and opportunities. As a part of this duty, you may not take personal advantage of opportunities that are discovered through the use of Company contacts, property, information, or by virtue or your position, unless the Company has specifically authorized it. Using IdleAire property or information, competing with IdleAire or leveraging IdleAire business opportunities to achieve personal gain or to benefit a person or entity outside of the Company, is a direct violation of IdleAire’s Code of Business Conduct.
If there is any doubt about whether an opportunity is covered by this policy, you should request guidance from your manager, supervisor or department head.
M. Insider Trading
All IdleAire directors, officers and employees are subject to federal “insider trading” laws that prohibit them from buying or selling stock of the Company, or of any entity with which is conducts business, with advance knowledge of “material” important information that is unavailable to the general public. Such information may include proposed mergers or acquisitions, earnings predictions or changes in predicted earnings, new equity or debt offerings, unreleased production numbers and new product information. IdleAire directors, officers and employees are also prohibited from disclosing “inside information” to others who may use the information to trade Company stock.

IdleAire’s policies with respect to “insider trading” are also strictly enforced in reference to business partner information as to which IdleAire directors, officers, and employees may have advance knowledge.
N. Unfair Business Practices
IdleAire’s commitment to high ethical standards in its business practices with customers, business partners, and competitors is reflected in our dedication to candid communications about our products and services. The Company does not seek competitive advantage through illegal, unfair, or deceptive business practices (e.g., the misuse of proprietary information or the misrepresentation of material facts) and such practices are strictly prohibited. IdleAire will engage in responsible business practices and treat all customers and business partners fairly.
O. Improper Influence
IdleAire directors, officers, and employees are strictly prohibited from giving, soliciting, or accepting business courtesies or gifts intended to influence business decisions. All business decisions are to be made on the basis of the merit of the transaction and in compliance with legal and regulatory requirements.
All directors, officers, and employees must adhere to the relevant laws and regulations governing relationships with government customers, employees, and officials. IdleAire directors, officers and employees are strictly prohibited from improperly influencing the decisions of, or obtaining restricted information from, government employees or contractors by offering or promising to give money, gifts, loans, rewards, favors or anything else of value.
P. Fair and Lawful Competitive Practices
IdleAire offers its products and services to customers in compliance with antitrust laws, which prohibit IdleAire from entering into any agreement with its competitors to restrict the system of free trade by fixing prices, allocating territories or customers or refusing to provide service to particular customers. IdleAire’s customers conduct business with the Company on the basis of its industry reputation. IdleAire, its directors, officers and employees must, at all times, conduct business openly and avoid any situation that might create even the appearance that IdleAire has made any agreement that improperly impacts industry prices or the competition.
Q. Political Contributions

In accordance with Federal and state laws, the Company will not make contributions to any candidate for federal or state office or to a political party. This prohibition covers all forms of support, whether in the form of cash, property, goods, services, or in any other manner. No officer, director or employee may make a contribution on behalf of the Company, or use their position with IdleAire to solicit political contributions for the benefit of any candidate for a state or local office without the prior written permission of the Company. This policy does not prohibit an officer, director or employee from engaging in private political activities, or making personal political contributions, provided that such personal activities comply with applicable federal, state or local laws and regulations.

R. Discrimination in Hiring
IdleAire has a long-standing philosophy and operating policy of seeking qualified applicants for all positions in compliance with all federal, state, and local laws governing equal employment opportunity. All hiring decisions are made without regard to an individual’s gender, race, color, religion, national origin, ancestry, pregnancy, age, marital status, sexual orientation, medical condition, veteran status, or physical or mental disability. IdleAire strives to be an employer of choice for a highly diverse, best-in-class workforce.
S. Harassment
IdleAire is committed to providing a work environment that is free of unlawful discrimination and harassment and where everyone is treated with respect and dignity. It is our philosophy that every employee has the right to work in an atmosphere that provides equal employment opportunities and prohibits discriminatory practices and conduct, such as illegal harassment, including sexual harassment. IdleAire takes illegal harassment seriously and will endeavor to prevent, investigate, and correct harassment in the workplace or in any setting where Company business or a Company-sponsored event is being conducted.
T. Safety
IdleAire strives to ensure the health and safety of each of its employees, customers and visitors by maintaining a workplace that is free of unsafe or hazardous conditions. IdleAire has established a Safety Program, which includes procedures for correcting unsafe conditions and for responding in emergency situations. As part of our commitment to creating a safe work and operating environment, drug and alcohol abuse in the workplace is strictly prohibited.
U. Workplace Violence
IdleAire is committed to providing its employees with a safe and productive workplace. Our policy prohibits any acts or threats of violence by or against IdleAire’s employees, customers, vendors, or visitors. Actual or threatened workplace violence against co-workers, customers, vendors, visitors, or any other persons who are either on IdleAire’s premises or have contact with employees in the course of their duties is not tolerated.
V. Waivers of Code

The Board will review and when appropriate, approve any waiver of any ethics policy for any director, officer, or employee. If an actual or potential conflict of interest arises for a director or officer the director or officer will promptly inform the Chairman of the Board and the presiding director.
W. Compliance and Enforcement
It is the responsibility of every employee, officer or director who becomes aware or suspicious of any violation of this Code to report it promptly. If you are uncertain about a particular situation, or have a question about conduct you have observed or the proper course of action in a particular situation, you should seek direction in any of the ways described below. IdleAire encourages employees to raise compliance issues, and to report known or suspected violations of this Code at the time they occur. Employee reporting is treated confidentially and anonymously, and there will be no discrimination or retaliation against any employee who reports a problem or violation of policy.
You may report any known or suspected non-compliance with this Code, or ask questions about how it may apply to a particular situation, through any of the following persons or methods (in the event you are reporting the conduct of one or more of the persons listed below, or for any reason you feel uncomfortable discussing your concerns or questions with any person listed, you should discuss the situation with another person on the list, or with your supervisor or department head):
•	An attorney in the IdleAire Legal Division

•	The Vice President of Human Resources

•	The Director of Human Resources

•	The Chairman of the Audit Committee of the Board of Directors

•	Any officer of the Company

You may also report violations or non-compliance confidentially and anonymously through IdleAire’s Speak Up! Program via telephone or email, in the following manner:
•	Email, speakup@idleaire.com,

•	Telephone, from any phone dial 865-437-1411, from a Corporate IP phone dial extension 1411, from a site phone dial *611 from a module or 3660 from the Cisco phone then press 2 at the first prompt enter 1411, and for a toll free call dial 1-877-738-7024 then press 2 at the first prompt enter 1411,

•	Mail, IdleAire Speak Up! Program, P.O. Box 31074, Knoxville, TN 37930-1074

•	COMING SOON-IdleAire Intranet, click on the Speak Up! Tab
Any problems or issues may also be referred directly to the Human Resources Department. To ensure confidentiality, employees are encouraged to report concerns anonymously. With respect to any employee who makes a non-anonymous report to a helpline or any of the persons listed above, IdleAire will take reasonable steps to maintain the employee’s identity and the confidentiality of the information.
IT IS A VIOLATION OF COMPANY POLICY TO INTIMIDATE OR IMPOSE ANY OTHER FORM OF RETALIATION ON ANY EMPLOYEE WHO, IN GOOD FAITH, LAWFULLY OR TRUTHFULLY REPORTS ANY ACTUAL OR SUSPECTED LEGAL, ETHICAL OR POLICY VIOLATION.